Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $0.001 per share offered by selling stockholder	2,462,293	$0.135	$332,419	$$49.07
Total	2,462,293	$0.135	$332,419	$$49.07

(1)	The shares of our common stock being registered hereunder are being registered for sale by the selling stockholder, as defined in the accompanying prospectus. In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the closing prices as reported on the OTC Markets within 5 business days prior to the date of the filing of this Registration Statement.
(3)	The fee is calculated at a rate of $147.60 per million dollars, pursuant to Section 6(b) of the Securities Act of 1933.